               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                        OMNICARE, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)

 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                     [Logo]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 2001

    The Annual Meeting of Stockholders of Omnicare, Inc. (the 'Company') will be held at The Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky, on Monday, May 21, 2001 at 10:00 a.m. The purpose of the Annual Meeting is to consider and act upon:

    (1)  the election of directors;

    (2) the re-approval of the Company's Annual Incentive Plan for Senior Executive Officers;

    (3) the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants of the Company; and

    (4)  any other business as may properly be brought before the meeting.

    Stockholders of record at the close of business on March 23, 2001 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

    Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and mail it in the enclosed envelope at your earliest convenience. No postage is required if it is mailed in the United States.

                                           By Order of the Board of Directors

                                                  CHERYL D. HODGES
                                                  Secretary

Covington, Kentucky
April 10, 2001

YOUR VOTE IS IMPORTANT! TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE TAKE A MOMENT TO SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                 OMNICARE, INC.
                          100 E. RIVERCENTER BOULEVARD
                           COVINGTON, KENTUCKY 41011
               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Omnicare, Inc. (the 'Company') of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on May 21, 2001, and any adjournment thereof ('Annual Meeting'). Stockholders of record as of the close of business on March 23, 2001 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of such date, the Company had outstanding 93,358,948 shares of its Common Stock, par value $1 per share ('Common Stock'), having one vote per share.

    To constitute a quorum at the Annual Meeting, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for the purpose of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Abstentions will be treated as votes cast on a particular proposal as well as shares present at the Annual Meeting. Where nominee stockholders are not permitted to vote on a specific issue because they did not receive specified instructions on the specific issue from the beneficial owners of the shares ('Broker Nonvotes'), such Broker Nonvotes will be treated as not present at the meeting for purposes of calculating the results of the vote on the specific issue. Accordingly, abstentions and Broker Nonvotes have the effect of a negative vote on any proposal where the vote required to pass the proposal is a percentage of the outstanding shares, but only abstentions have the effect of a negative vote when the vote required to pass a proposal is a percentage of the shares present at the Annual Meeting. Shares represented by properly executed proxies received in the accompanying form will be voted in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted (1) to elect as directors the 12 persons named below;
(2) to re-approve the Company's Annual Incentive Plan for Senior Executive Officers; and (3) to ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for 2001. A proxy may be revoked at any time prior to its exercise by the execution of a proxy signed at a later date or by the giving of written notice of revocation to the Secretary of the Company. A revocation during the Annual Meeting will not affect any vote previously taken.

    This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about April 10, 2001.

                             ELECTION OF DIRECTORS

    The number of directors to be elected at the Annual Meeting has been fixed by the Board of Directors at 12. Directors are to be elected to serve until the following annual meeting of stockholders and until their respective successors are duly elected and qualified. Set forth below are the names of the persons to be nominated by the Board of Directors, together with a description of each person's principal occupation during at least the past five years and other pertinent information. Each of the nominees for election as a director, except for Timothy E. Bien, is currently a director of the Company.

    The Company has a program under which certain nominations for membership on the Board of Directors are on occasion rotated among senior operating executives of the Company and its subsidiaries. The persons considered to be in the rotating group are Messrs. Timothy E. Bien, Leo P. Finn, David W. Froesel, Jr., Gary W. Kadlec, Thomas W. Ludeke and Jeffrey M. Stamps. Mr. Froesel is currently a director. Messrs. Froesel and Bien are being nominated from that group this year. It is anticipated that additional executives of the Company will be included in such rotating group in future years.

    No person may be nominated for election as a director unless written notice of intention to nominate such person (which notice shall contain the prospective nominee's name, address and occupation) has been given to the Chairman, the President or the Secretary of the Company by a stockholder entitled to notice of, and to attend, a meeting of stockholders at which directors are to be elected, not later than 15 business days before such meeting.

    Unless authority is withheld for individual nominees or all nominees, it is intended that the shares represented by each proxy will be voted for the nominees listed below. The Company anticipates that all nominees listed in this Proxy Statement will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for a substitute nominee designated by the Board of Directors and for the remaining nominees (except where a proxy withholds authority with respect to the election of directors).

                                    NOMINEES

EDWARD L. HUTTON ..........  Mr. Hutton is Chairman of the Company and has held this
Director since 1981            position since May 1981. Additionally, he is Chairman and
Age: 81                        Chief Executive Officer and a director of Chemed
                               Corporation, Cincinnati, Ohio (a diversified public
                               corporation with interests in plumbing and drain cleaning
                               services, janitorial supplies and health care services)
                               (hereinafter 'Chemed') and has held these positions since
                               November 1993 and April 1970, respectively. Previously, he was President and Chief Executive Officer of Chemed,
                               positions he had held from April 1970 to November 1993.
                               Mr. Hutton is the father of Thomas C. Hutton, who is a
                               director of the Company.
JOEL F. GEMUNDER ..........  Mr. Gemunder is President of the Company and has held this
Director since 1981            position since May 1981. Mr. Gemunder was an Executive
Age: 61                        Vice President of Chemed and Group Executive of its Health
                               Care Group from May 1981 through July 1981 and a Vice
                               President of Chemed from 1977 until May 1981. Mr. Gemunder is a director of Chemed and Ultratech Stepper, Inc. (a
                               manufacturer of photolithography equipment for the
                               computer industry).
TIMOTHY E. BIEN ...........  Mr. Bien is Senior Vice President -- Professional Services
Nominee                        and Purchasing of the Company, a position he has held since
Age: 50                        May 1996. From May 1992 until May 1996, he served as Vice
                               President of Professional Services and Purchasing of the
                               Company. Prior to that, he was Vice President and a former owner of Home Care Pharmacy, a wholly-owned subsidiary
                               that the Company acquired in December 1988. Mr. Bien has
                               also served as a director for two prior terms: 1998-1999
                               and 1999-2000.
CHARLES H. ERHART, JR. ....  Mr. Erhart retired as President of W.R. Grace & Co.,
Director since 1981            Columbia, Maryland (international specialty chemicals,
Age: 75                        construction and packaging) (hereinafter 'Grace') in
                               August 1990. He had held this position since July 1989.
                               From November 1986 to July 1989, he was Chairman of the
                               Executive Committee of Grace. From May 1981 to November
                               1986, he served as Vice Chairman and Chief Administrative
                               Officer of Grace. Mr. Erhart is a director of Chemed.
DAVID W. FROESEL, JR. .....  Mr. Froesel is Senior Vice President and Chief Financial
Director since 2000            Officer of the Company and has held this position since
Age: 49                        March 1996. From May 1993 to February 1996, Mr. Froesel
                               was Vice President of Finance and Administration at
                               Mallinckrodt Veterinary, Inc., a subsidiary of
                               Mallinckrodt, Inc. From July 1989 to April 1993 he was
                               worldwide Corporate Controller of Mallinckrodt Medical,
                               Inc., a subsidiary of Mallinckrodt, Inc.
CHERYL D. HODGES ..........  Ms. Hodges is Senior Vice President and Secretary of the
Director since 1992            Company and has held these positions since February 1994.
Age: 49                        From August 1986 to February 1994, she was Vice President
                               and Secretary of the Company. From August 1982 to August
                               1986, she served as Vice President -- Corporate and
                               Investor Relations. Ms. Hodges has also served as a
                               director of the Company for four prior terms: 1984-85;
                               1986-87; 1988-89; and 1990-91.

PATRICK E. KEEFE ..........  Mr. Keefe is Executive Vice President -- Operations of the
Director since 1993            Company and has held this position since February 1997.
Age: 55                        Previously, he was Senior Vice President -- Operations
                               since February 1994. From April 1993 to February 1994, he
                               was Vice President -- Operations of the Company. From
                               April 1992 to April 1993, he served as Vice
                               President -- Pharmacy Management Programs of Diagnostek,
                               Inc., Albuquerque, New Mexico (mail-service pharmacy and
                               health care services) (hereinafter 'Diagnostek'). From
                               September 1990 to April 1992, Mr. Keefe served as
                               President of HPI Health Care Services, Inc. (hereinafter
                               'HPI'), a subsidiary of Diagnostek that was acquired from
                               the Company in August 1989. From August 1984 to September
                               1990, he served as Executive Vice President of HPI.
SANDRA E. LANEY ...........  Ms. Laney is Senior Vice President and Chief Administrative
Director since 1987            Officer of Chemed and has held these positions since
Age: 57                        November 1993 and May 1991, respectively. From May 1984 to
                               November 1993, she was a Vice President of Chemed. Ms.
                               Laney is a director of Chemed.
ANDREA R. LINDELL, ........  Dr. Lindell is Dean and Professor in the College of Nursing
DNSC, RN                       at the University of Cincinnati, a position she has held
Director since 1992            since December 1990. Dr. Lindell is also Associate Senior
Age: 57                        Vice President for Interdisciplinary Education Programs
                               for the Medical Center at the University of Cincinnati,
                               since July 1998. She also serves as Interim Dean of the
                               College of Allied Health Sciences at the University of
                               Cincinnati. From August 1981 to August 1990, Dr. Lindell
                               served as Dean and a Professor in the School of Nursing at
                               Oakland University, Rochester, Michigan.
SHELDON MARGEN, M.D. ......  Dr. Margen is a Professor Emeritus in the School of Public
Director since 1983            Health, University of California, Berkeley, a position he
Age: 81                        has held since May 1989. He had served as a Professor of
                               Public Health at the University of California, Berkeley,
                               since 1979.
KEVIN J. MCNAMARA .........  Mr. McNamara is President of Chemed and has held this
Director since 1986            position since August 1994. From November 1993 to August
Age: 47                        1994, Mr. McNamara was Executive Vice President, Secretary
                               and General Counsel of Chemed. Previously, from May 1992
                               to November 1993, he held the positions of Vice Chairman,
                               Secretary and General Counsel of Chemed. From August 1986
                               to May 1992, he served as Vice President, Secretary and
                               General Counsel of Chemed. He is a director of Chemed.
JOHN H. TIMONEY ...........  Mr. Timoney is a retired executive of Applied Bioscience
Director since 2000            International Inc. (research organization serving the
Age: 67                        pharmaceutical and biotechnology industries) ('Applied
                               Bioscience'), at which he held a number of positions from
                               1986 through 1996. From December 1995 through September
                               1996, he was Chief Executive Officer of Clinix
                               International, Inc., a wholly-owned subsidiary of Applied
                               Bioscience. From June 1992 to September 1996, Mr. Timoney
                               was Senior Vice President of Applied Bioscience. From
                               September 1986 through June 1992, he was Vice President,
                               Chief Financial Officer, Secretary and Treasurer of
                               Applied Bioscience. In addition, from September 1986
                               through June 1995 he was a director of Applied Bioscience.
                               Mr. Timoney has also held financial and executive
                               positions with IMS Health Incorporated (market research
                               firm serving the pharmaceutical and healthcare
                               industries), Chemed and Grace.

                      COMMITTEES AND MEETINGS OF THE BOARD

    The Board of Directors of the Company has a Compensation and Incentive Committee, an Audit Committee, a Nominating Committee and an Executive Committee.

    The Compensation and Incentive Committee makes recommendations to the Board of Directors concerning (a) salary and incentive compensation payable to officers and certain other key employees of the Company, (b) establishment of incentive compensation plans and programs generally, (c) additional year-end contributions by the Company under the Company's Employees' Savings and Investment Plan and (d) adoption and administration of certain employee benefit plans and programs. In addition, the Compensation and Incentive Committee administers the Company's stock-based incentive plans under which it makes determinations concerning the grant of stock options and stock awards to key employees of the Company. The Compensation and Incentive Committee consists of Doctors Margen and Lindell and Mr. Erhart. The Compensation and Incentive Committee met on four occasions during 2000.

    The Audit Committee (a) recommends to the Board of Directors a firm of independent accountants to audit the Company's consolidated financial statements, (b) reviews and reports to the Board of Directors on the Company's annual financial statements and the independent accountants' report on such financial statements, (c) meets with the Company's senior financial officers, internal auditors and independent accountants to review audit plans and other matters regarding the Company's accounting, financial reporting and internal control systems and (d) assists the Board of Directors in monitoring compliance by the Company with legal and regulatory requirements. The Audit Committee Charter, adopted by the Board and included as Appendix A to this Proxy Statement, more specifically sets forth the duties and responsibilities of the Audit Committee. The Audit Committee consists of Messrs. Erhart and Timoney, Ms. Laney and Dr. Lindell. The Audit Committee met on four occasions during 2000.

    The Nominating Committee (a) recommends to the Board of Directors the candidates for election to the Board of Directors to fill newly created directorships and to replace directors who are not standing for election at each Annual Meeting of Stockholders of the Company, (b) recommends to the Board of Directors candidates for election by the Board of Directors to fill director vacancies and (c) considers director candidates submitted by directors, officers and stockholders. The Nominating Committee consists of Messrs. Erhart and Timoney and Dr. Margen. The Nominating Committee was established in March 2001.

    The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law or the Company's By-Laws may not be delegated. The committee meets as necessary, and all actions by the committee are reported at the next Board of Directors meeting. The Executive Committee consists of Messrs. Erhart, Hutton, Gemunder and Keefe. The Executive Committee did not meet during 2000.

    During 2000, there were five meetings of the Board of Directors and each director attended at least 75% of the aggregate of (a) the total number of meetings held by the Board of Directors during the period for which he or she has been a director and (b) the total number of meetings held by all Committees of the Board of Directors during the period for which he or she served.

                           REMUNERATION OF DIRECTORS

    In May 2000 the Board of Directors approved an amendment to the fees paid to members of the Board of Directors who are not regular employees of the Company. Under such revised fee schedule each non-employee director is paid a $20,000 annual retainer fee (payable at the director's election in cash or restricted stock). Each non-employee director is also granted an annual restricted stock award having a value of $20,000. In addition, non-employee directors who are the Chairman of one or more Committees of the Board (except for the Executive Committee) received an additional $15,000 retainer fee, and directors who are members of one or more Committees of the Board, but not the Chairman of any, received an additional $10,000 retainer fee (in each case payable at the director's election in cash or restricted stock). During 2000, each member of the Board of Directors was granted an annual unrestricted stock award covering 400 shares of the Company's Common Stock. Prior to the revisions to the fee schedule described above, during 2000, each member of the Board of Directors who was not a regular employee of the Company was paid $1,300 for his or her attendance at each meeting of the Board, and $750 for each meeting of a Committee of the Board of which he or she was a member. In consideration of special services to the Company during 2000, Ms. Laney received additional stock awards covering 3,250 shares and Mr. McNamara received 2,000 shares. Each of these individuals was a director of the Company but did not serve as a member of the Compensation and Incentive Committee of either the Company or an affiliated company or as a regular employee of the Company at the date of grant. Also during 2000, Mr. Erhart received an additional annual fee of $8,000 and Mr. T. C. Hutton received an additional annual fee of $5,000. Such fees were paid in lieu of stock options granted to directors in previous years. These individuals were members of the Compensation and Incentive Committee of either the Company or an affiliated company on the dates of such grants and thus were ineligible to participate.

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation of the Company's most highly compensated executive officers (the 'named executives') for services to the Company and its subsidiaries during 2000, 1999 and 1998.

                            SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM
                                                 ANNUAL COMPENSATION               COMPENSATION
                                            ------------------------------   ------------------------
                                                                                      AWARDS
                                                                             ------------------------
                                                                                          # OF SHARES
                                                                             RESTRICTED   UNDERLYING     ALL OTHER
   NAME AND PRINCIPAL POSITIONS      YEAR    SALARY     BONUS     OTHER(1)    STOCK(2)      OPTIONS     COMPENSATION
-----------------------------------  ----    ------     -----     --------    --------      -------     ------------
E.L. Hutton .......................  2000   $475,000   $441,125   $38,807    $2,244,225      255,000     $2,070,115(3)
 Chairman                            1999    448,333    541,125    42,208     1,882,660      630,000      2,454,476
                                     1998    419,333    828,625    42,208     2,003,835      130,000      2,230,878

J.F. Gemunder .....................  2000    900,000    588,800    69,913     2,947,529      328,430        878,179(4)
 President                           1999    816,667    580,978    63,755     2,310,000    1,400,000         97,218
                                     1998    750,000    868,282    82,910     3,258,750      150,000      2,162,134

P.E. Keefe ........................  2000    287,500    173,913    13,129       861,129      100,000        178,452(4)
 Executive Vice President --         1999    255,750    173,838     --          703,000      182,000         36,741
 Operations                          1998    226,062    265,802     --          992,438       57,000        654,857

D.W. Froesel, Jr.  ................  2000    285,000    143,042     7,589       720,929       85,000        222,944(4)
 Senior Vice President and Chief     1999    251,667    143,002     --          565,000      153,000         53,144
 Financial Officer                   1998    235,000    181,231     --          770,250       43,000        539,444

C.D. Hodges .......................  2000    226,000     85,222     4,928       657,114       70,674        272,641(4)
 Senior Vice President and           1999    208,083     85,200     --          515,000      148,000         26,638
 Secretary                           1998    187,500    131,189     --          725,813       38,000        410,361

---------

(1) These amounts represent payments made to the executive officer as required to offset the tax liability associated with premiums paid by the Company on behalf of the officer under split dollar life insurance policies.

(2) Under the Company's stock award program, restricted shares of Common Stock were issued as incentive compensation to the named executives and other key employees. Restricted shares vest generally in seven annual installments as determined by the Compensation and Incentive Committee with a greater proportion vesting in the latter years. If the recipient's employment terminates due to death, disability, retirement under a retirement plan of the Company, or change in control of the Company, the restrictions terminate. Otherwise, in the event of termination of employment, unvested shares are forfeited. Recipients receive dividends on the awarded shares. Restricted stock awards were granted in March 2001 for 2000 services as incentive compensation. The numbers of restricted shares granted in March 2001 to the named executives are as follows: Mr. Hutton -- 110,146 shares; Mr. Gemunder -- 144,664 shares; Mr. Keefe -- 42,264 shares;
    Mr. Froesel -- 35,383 shares; and Ms. Hodges -- 32,251 shares. As of December 31, 2000, the number and value of the aggregate restricted stock holdings of the named executives were: Mr. Hutton -- 431,635 shares or
                                              (footnotes continued on next page)

(footnotes continued from previous page)
    $9,334,107; Mr. Gemunder -- 566,346 shares or $12,247,432;
    Mr. Keefe -- 172,758 shares or $3,735,892; Mr. Froesel -- 123,500 shares or $2,670,688; and Ms. Hodges -- 129,434 shares or $2,799,010.

(3) Mr. Hutton does not participate in the Company's tax-qualified pension plans. Of this amount, $1,266,139 represents a deferral under a deferred compensation arrangement, which is designed to provide him retirement benefits comparable to other executives. Such deferred amounts accrue interest at market rates and are paid in future years. This column also includes $803,976 paid during 2000 to Mr. Hutton upon the termination of the Company's non-qualified supplemental pension plan established in 1999 and distribution of all accrued benefits thereunder. The amount paid is subject to the continued satisfaction by Mr. Hutton of the original five-year installment vesting schedule under the plan.

(4) This amount includes the dollar value of shares of Common Stock allocated to the named executives' accounts in the Company's Employee Stock Ownership Plan (the 'ESOP') which are attributable to the Company's contributions to the ESOP. Participants are entitled to receive the fully vested shares allocated to their accounts upon death, disability, retirement or termination of employment. To the extent benefits under the ESOP are otherwise limited by provisions of the Internal Revenue Code, the Company's Excess Benefits Plan provides that the Company will provide from its general funds a benefit to an employee equal to the benefit which would have been provided but for the limitations of the Internal Revenue Code. The benefits shown include those provided under the Excess Benefits Plan. For 2000, the numbers of shares attributable to these plans and the dollar values thereof included in the table for each named executive are as follows: Mr. Gemunder 3,381 shares or $47,860; Mr. Keefe 641 shares or $9,700; Mr. Froesel 536 shares or $8,335; and Ms. Hodges 261 shares or $4,625. This column also includes (a) life insurance premiums paid by the Company
    (Mr. Gemunder -- $5,100; Mr. Keefe -- $714; Mr. Froesel -- $714; and Ms. Hodges -- $1,102); (b) the present value to the recipient of future benefits derived from premium payments made by the Company for the benefit of the recipient under a split dollar life insurance policy, which provides for the refund of premiums to the Company upon termination of the policy (unrelated to term life insurance coverage) (Mr. Gemunder -- $21,243;
    Mr. Keefe -- $12,985; Mr. Froesel -- $11,787; and Ms. Hodges -- $8,493); and
    (c) as to Mr. Froesel, also includes $47,055 which the Company credited to a deferred account established for him in lieu of his participation in the Company's pension plan. This column also includes the amount paid during 2000 to the named executive officer upon the termination of the Company's supplemental pension plan established in 1999 and distribution of all accrued benefits thereunder as follows: Mr. Gemunder -- $803,976;
    Mr. Keefe -- $155,053; Mr. Froesel -- $155,053; and Ms. Hodges -- $258,421.
    The amounts paid are subject to the continued satisfaction by each executive of the original five-year installment vesting schedule under the plan.

STOCK OPTIONS

    The following table sets forth information regarding stock options granted to the named executives during 2000.

                             OPTION GRANTS IN 2000

                                             INDIVIDUAL GRANTS
                              ------------------------------------------------
                                           PERCENT OF
                                             TOTAL                               POTENTIAL REALIZABLE VALUE
                              NUMBER OF     OPTIONS                                AT ASSUMED ANNUAL RATES
                                SHARES     GRANTED TO                            OF STOCK PRICE APPRECIATION
                              UNDERLYING   EMPLOYEES    EXERCISE                     FOR OPTION TERM($)
                               OPTIONS     IN FISCAL      PRICE     EXPIRATION   ---------------------------
            NAME               GRANTED        YEAR      ($/SHARE)      DATE           5%            10%
            ----               -------        ----      ---------      ----           --            ---
E.L. Hutton.................    255,000(1)    15.2%     $16.5625     05/15/10     $2,656,097     $6,731,072

J.F. Gemunder...............    325,000(1)    19.4       16.5625     05/15/10      3,385,222      8,578,817
                                  1,716(2)     0.1       10.5938     08/09/10         12,393         30,502
                                  1,714(2)     0.1       16.5313     11/14/10         18,081         45,575

P.E. Keefe..................    100,000(1)     6.0       16.5625     05/15/10      1,041,607      2,639,636

D.W. Froesel, Jr............     85,000(1)     5.1       16.5625     05/15/10        885,366      2,243,691

C.D. Hodges.................     70,000(1)     4.2       16.5625     05/15/10        729,125      1,847,745
                                    346(2)   --          10.5938     08/09/10          2,499          6,150
                                    328(2)   --          16.5313     11/14/10          3,460          8,721

---------

(1) All such options were granted on May 15, 2000, provide for the purchase of shares of Common Stock at a price equal to the fair market value on the date of grant, become exercisable in four equal annual installments commencing one year from the date of grant, and expire 10 years after date of grant unless previously exercised.

(2) All such options were granted on August 8, 2000, in the case of the first such grant, and on November 14, 2000, in the case of the second such grant, and were granted in connection with the Company's broad-based employee stock purchase program. These options provide for the purchase of shares of the Company's Common Stock at a price equal to the fair market value on the date of grant, become exercisable in full four years from the date of grant (provided the optionee has held certain related shares of the Company's Common Stock purchased under the program for a minimum of two years), and expire 10 years from the date of grant unless previously exercised.

                              -------------------
    The following table sets forth information regarding stock options exercised by the named executives during 2000 and the value of unexercised options held by the named executives as of December 31, 2000.

                    AGGREGATED OPTION EXERCISES IN 2000 AND
                         FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SHARES
                                                           UNDERLYING               VALUE OF UNEXERCISED
                        NUMBER OF                    UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                         SHARES                          FISCAL YEAR-END             FISCAL YEAR-END($)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
        NAME            EXERCISE     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----            --------     -----------   -----------   -------------   -----------   -------------
E.L. Hutton..........    32,500      $  294,531       285,000        807,500     $   775,625    $4,522,730

J.F. Gemunder........    80,000       1,040,000     1,198,000      1,468,430      10,959,528     8,534,295

P.E. Keefe...........    10,000         114,838       209,000        270,000       1,181,163     1,484,740

D.W. Froesel, Jr.....     --             --            93,500        225,500         270,410     1,241,544

C.D. Hodges..........    17,000         190,995       189,000        204,924       1,348,358     1,136,289

PENSION PLAN

    The Company has a pension plan in which the named executives, other than Messrs. E.L. Hutton and Froesel, participate. Retirement benefits under the pension plan are calculated on the basis of the executive's earnings during the highest consecutive 60-month period during the executive's last 120 months of employment ('Final Average Compensation') and years of service. Benefits payable under the pension plan are reduced for payments under a prior Company pension plan and are partially reduced for social security benefits. The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the pension plan at selected compensation levels after various years of service. Amounts are shown on a 10-year certain and life form, after the applicable reduction for social security benefits.

                               PENSION PLAN TABLE

                                                        YEARS OF SERVICE(2)
    FINAL AVERAGE       ------------------------------------------------------------------------------------
   COMPENSATION(1)         15            20            25             30              35              40
   ---------------         --            --            --             --              --              --
$ 200,000.............  $ 39,470      $ 52,627      $ 65,784      $   78,941      $   93,941      $  108,941
  250,000.............    50,720        67,627        84,534         101,441         120,191         138,941
  300,000.............    61,970        82,627       103,284         123,941         146,441         168,941
  350,000.............    73,220        97,627       122,034         146,441         172,691         198,941
  400,000.............    84,470       112,627       140,784         168,941         198,941         228,941
  450,000.............    95,720       127,627       159,534         191,441         225,191         258,941
  500,000.............   106,970       142,627       178,284         213,941         251,441         288,941
  550,000.............   118,220       157,627       197,034         236,441         277,691         318,941
  600,000.............   129,470       172,627       215,784         258,941         303,941         348,941
  650,000.............   140,720       187,627       234,534         281,441         330,191         378,941
  700,000.............   151,970       202,627       253,284         303,941         356,441         408,941
  800,000.............   174,470       232,627       290,784         348,941         408,941         468,941
  900,000.............   196,970       262,627       328,284         393,941         461,441         528,941
 1,000,000............   219,470       292,627       365,784         438,941         513,941         588,941
 1,100,000............   241,970       322,627       403,284         483,941         566,441         648,941
 1,200,000............   264,470       352,627       440,784         528,941         618,941         708,941
 1,300,000............   286,970       382,627       478,284         573,941         671,441         768,941
 1,400,000............   309,470       412,627       515,784         618,941         723,941         828,941
 1,500,000............   331,970       442,627       553,284         663,941         776,441         888,941
 1,600,000............   354,470       472,627       590,784         708,941         828,941         948,941
 1,700,000............   376,970       502,627       628,284         753,941         881,441       1,008,941
 1,800,000............   399,470       532,627       665,784         798,941         933,941       1,068,941
 1,900,000............   421,970       562,627       703,284         843,941         986,441       1,128,941
 2,000,000............   444,470       592,627       740,784         888,941       1,038,941       1,188,941
 2,100,000............   466,970       622,627       778,284         933,941       1,091,441       1,248,941
 2,200,000............   489,470       652,627       815,784         978,941       1,143,941       1,308,941
 2,300,000............   511,970       682,627       853,284       1,023,941       1,196,441       1,368,941
 2,400,000............   534,470       712,627       890,784       1,068,941       1,248,941       1,428,941
 2,500,000............   556,970       742,627       928,284       1,113,941       1,301,441       1,488,941
 2,600,000............   579,470       772,627       965,784       1,158,941       1,353,941       1,548,941

---------

(1) For purposes of the pension plan, such compensation generally includes base salary and incentive compensation which for the named executives are set forth in the 'Salary' and 'Bonus' columns of the Summary Compensation Table as well as the value of stock awards vesting during the year.
                                              (footnotes continued on next page)

(footnotes continued from previous page)
    Covered compensation for 2000 for Messrs. Gemunder and Keefe and Ms. Hodges was $2,127,633, $662,893 and $458,312, respectively.

(2) As of December 31, 2000, Messrs. Gemunder and Keefe and Ms. Hodges had 37, 16 and 21 years of service, respectively.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with certain of its executive officers. Mr. Gemunder's employment agreement provides for his continued employment as President of the Company through August 3, 2006, subject to earlier termination under certain circumstances, at his base salary as last set by the Board of Directors as well as participation in incentive compensation plans, stock incentive plans and other employee benefit plans. The agreement also provides for his continued nomination as a director of the Company. In the event of termination without cause or a material reduction in authority or responsibility, the agreement provides that Mr. Gemunder will receive severance payments equal to 150% of his then-current base salary, the amount of incentive compensation most recently paid or approved in respect of the previous year and the fair market value of all stock awards which have vested during the 12 months prior to termination ('Covered Compensation') for the balance of the term of the agreement. The provisions of Ms. Hodges' employment agreement are essentially identical to those of Mr. Gemunder, except that her agreement provides for her nomination as a director, no less frequently than bi-annually. Mr. Keefe is employed under an agreement that is also essentially identical to that of Mr. Gemunder except that director nomination is not stipulated and severance payments resulting from the conditions described above would equal 100% of Covered Compensation. Mr. Froesel is employed under an agreement with a term expiring on March 3, 2002, except that the agreement automatically renews at that time for a three-year period unless advance notice of termination is given by either party. In the event the Company were to terminate Mr. Froesel's employment on account of a change of control of the Company, he would be entitled to be paid his then-current base salary and cash bonus compensation for the then remaining term of the agreement, plus an additional two-year period, subject to certain limitations specified in the agreement.

                    REPORT OF THE COMPENSATION AND INCENTIVE
                      COMMITTEE ON EXECUTIVE COMPENSATION

    The Company believes that executive compensation should be directly and materially linked to the financial and operating performance of the Company and increases in stockholder value. The Company's executive compensation program combines base salary, annual incentive compensation, and long-term incentive compensation in the form of stock options and restricted stock awards with various benefit plans, including pension plans, savings plans and medical benefits generally available to salaried employees of the Company.

    The executive compensation program is administered through the Compensation and Incentive Committee of the Board of Directors. The membership of the Committee is comprised of outside directors (i.e., non-employees of the Company). The Committee is responsible for the review, approval and recommendation to the Board of Directors of matters concerning base salary and annual cash incentive compensation for key executives of the Company, which recommendations must be approved by the full Board of Directors. The Committee also administers the Company's stock incentive plans under which it reviews and makes grants of stock options and restricted stock awards. The Committee may use, subject to the provisions of the Company's compensation plans, its discretion to set executive compensation where, in its judgment, external, internal or individual circumstances warrant.

BASE SALARY AND ANNUAL INCENTIVE OPPORTUNITY

    In determining base salary levels, the Committee considers the executive's responsibilities, experience, performance and specific issues particular to the Company. The Committee also considers the compensation practices and performances of other companies that are likely to compete with the Company for executive talent. In general, base salaries are set at levels believed by the Committee to be sufficient to attract and retain qualified executives when considered with the other components of the Company's compensation program.

    Annual incentive compensation provides a direct financial incentive to executives, in the form of an annual bonus, to achieve their business unit's and the Company's annual goals. The Committee believes that bonuses as a percent of an executive's salary should be sufficiently high to provide a major incentive for achieving annual performance targets.

    At the beginning of each fiscal year, financial and operational goals are established, which generally take into account such measures of performance as sales and earnings growth, profitability, cash flow and return on investment. Non-financial measures of performance used by the Committee in determining the annual cash bonus award include organizational development, product or service expansion and strategic positioning of the Company's assets. Specific relative weights are not assigned to each performance factor, since the relative importance of each factor varies depending upon the executive's specific job responsibilities. Instead, each individual compensation decision is made on a case-by-case basis and will ultimately depend upon the judgment of the Committee. However, when fixing the annual bonus of the executive officers listed in the Summary Compensation Table (the 'named executives'), the Committee acts within the parameters provided for in the Annual Incentive Plan for Senior Executives, approved by stockholders on May 20, 1996 (and which is being proposed for re-approval this year; see 'Re-approval of Annual Incentive Plan for Senior Executive Officers' herein). Under that plan, the amount of the annual cash bonus for 2000 was dependent on the level of the Company's pretax income, before adjustments for the cumulative effect of accounting changes, acquisition expenses related to pooling-of-interests transactions and special charges, reaching certain target levels established at the beginning of the year.

LONG-TERM INCENTIVE COMPENSATION

    The stock option and restricted stock program forms the basis of the Company's long-term incentive plan for executives. This program seeks to align executive and long-term stockholder interests by creating a strong and direct link between executive compensation and stockholder return.

    Stock options and restricted stock awards are granted annually and are generally the primary incentive for long-term performance as they are granted at or above fair market value and have vesting restrictions which generally lapse over four to seven-year periods. The Committee considers each grantee's current stock option and award holdings in making such grants. Both the amounts of restricted stock awards and the proportion of stock options increase as a function of higher salary and position of responsibility within the Company.

    For the named executives, the restricted share awards for 2000 under the 1992 Long-Term Stock Incentive Plan were dependent upon the growth of the Company's earnings per share, before the cumulative effect of accounting changes and acquisition expenses related to pooling-of-interests transactions and special charges, for fiscal year 2000 meeting certain thresholds established at the beginning of the year.

POLICY ON DEDUCTIBILITY OF COMPENSATION

    Section 162(m) limits to $1,000,000 the amount that may be deducted by a publicly held company for compensation paid each year to each of its five most highly paid executive officers. Federal law excludes compensation from the $1,000,000 limit if it is paid under specified conditions, including that the compensation is based on performance goals determined by a committee of 'outside' directors and approved by the Company's stockholders. The Annual Incentive Plan for Senior Executive Officers, approved by stockholders on May 20, 1996, and amendments to the 1992 Long-Term Stock Incentive Plan, approved by stockholders on May 19, 1997, brought the plans into compliance with
Section 162(m) relating to performance-based compensation. The Committee's present intention is to comply in the future with Section 162(m) unless the Committee believes that such compliance would not be in the best interests of the Company and its stockholders.

COMPENSATION OF THE COMPANY'S PRESIDENT

    In determining Mr. Gemunder's overall compensation and each component thereof, the Committee took into consideration the report of the Hay Group, independent professional compensation consultants, and the financial measures cited above. Effective July 1, 2000, Mr. Gemunder's salary was increased to $950,000 from the $850,000 that had been his base salary since May 1, 1999. This increase was based on a survey performed by the Hay Group.

    The implementation of the Prospective Payment System ('PPS') for Medicare residents of skilled nursing facilities created an extremely difficult operating environment in the long-term care industry in 1999, characterized by an erosion of occupancy in skilled nursing facilities, a lower acuity level of residents in such facilities and a deterioration in the financial condition of many skilled nursing facility clients. Financial relief for skilled nursing facilities had been expected in 2000 from the passage of the Balanced Budget Refinement Act ('BBRA') late in 1999, which provided for increases in reimbursement, particularly for higher acuity residents. The implementation of certain of the higher payments under the BBRA was, however, delayed until the second half of 2000, which served to exacerbate an already difficult operating environment. As a result, the expected stabilization in the marketplace did not begin until later in 2000. In order to deal with these still difficult operating conditions, management focused on protecting the financial health of the business, managing for cash flow and on consolidating its operations and maximizing productivity to lower overall operating costs. Cash flow from operations reached an historical high of $133 million, 31% above the $101 million generated in 1999, even though earnings per share (excluding special items such as restructuring and acquisition related expenses) of $0.72 for 2000 were 18% lower than the $0.88 earned in 1999. The Company also completed its consolidation and productivity initiative in December 2000 on time and ahead of expectations in terms of targeted savings. The total number of operating locations was reduced by 29% and the total workforce was reduced by 16%. Annualized cost savings were in excess of $46 million. Moreover, the balance sheet remained strong and the cash flow generated allowed total debt to be reduced from 44.2% of the Company's capitalization at December 31, 1999 to 42.3% at December 31, 2000. Given the operating environment, the Committee viewed these actions as critical and the results achieved as excellent. The Committee also believed these actions contributed to the 80% increase in share price during 2000.

    In determining incentive compensation for the Company's executives, including Mr. Gemunder, the Committee reviewed the reports and recommendations of the Hay Group as well as the Company's performance particularly in view of the difficult business environment in 2000. In determining Mr. Gemunder's compensation, the Committee took into consideration the success the Company had in achieving such level of net income in 2000 and in maintaining the Company's strong balance sheet despite the difficult market conditions, the Company's record-breaking generation of cash flow from operations in 2000, the achievement of its productivity and consolidation initiatives, the performance of the Company versus its competitors, the Company's performance in 2000 in other areas which it believes are key measures of the Company's success, the fact that stock-based awards in particular should provide substantial incentive to Mr. Gemunder to achieve the long-term goals of the Company, and the advice of its consultants, the Hay Group, which concluded that Mr. Gemunder's overall compensation in 2000 is representative of the Company's current marketplace, financial position and operating environment.

    Annual performance not only drives the payout of the Annual Incentive Plan but it also is used in determining the size of the long-term incentive grant of restricted stock awards. Acknowledging the difficulty in managing in such market conditions, given the financial results of the Company, the Committee recommended an overall increase in incentive compensation versus the prior year. As it has done since the 1998 awards, the Committee decided to shift the mix of cash and stock-based incentives to more heavily focus on the future long-term performance of the Company and the Committee continued that practice with respect to the 2000 awards. Accordingly, the Committee recommended that the cash portion of incentive compensation remain essentially even with the prior year, while recommending an increase in stock-based incentives. This shift places more pay at risk because the restricted stock vests over seven years with a greater proportion vesting in the latter years and aligns the interests of the executives with that of the Company's stockholders.

    Accordingly, the Committee awarded Mr. Gemunder a cash bonus of $500,000 for 2000, which was even with that for 1999; and, the Committee granted Mr. Gemunder 100,000 shares of restricted stock in recognition of the Company having achieved the performance objective required for that level of award. In addition, in light of the Company's success in achieving earnings per share (excluding special items) of $0.72 despite the difficult operating environment that occurred in 2000 and in recognition of other significant accomplishments of the Company during 2000 including the generation of record cash flow and the achievement of its productivity and consolidation initiatives and in order to provide incentive to Mr. Gemunder to restore the Company to a record of consistent growth, the Committee determined that it was in the best interests of the Company and its stockholders to grant Mr. Gemunder another award of 44,664 shares. These two awards for 2000 total 144,664 shares of restricted stock as compared with a total of 237,684 shares in 1999, a decrease of 39.1% in the number of shares but an increase of 27.6% in terms of total dollar values as compared with the 1999 grant. Both grants vest over a seven-year period with a greater proportion vesting in the latter years. In addition, in 2000, as long-term compensation, Mr. Gemunder was granted options to purchase 325,000 shares of Common Stock at option prices equal to the fair market value at the date of grant.

    The Committee believes that it is key to the Company's success that Mr. Gemunder be primarily motivated and rewarded on the basis of shepherding the Company through the current operating environment while positioning the Company for future growth. The Committee believes that the challenges facing senior executives in difficult times test management to a greater degree than in better times. Accordingly, the Committee believes that in granting an increasing percentage of stock-based compensation it has put in place substantial incentives to restore the Company's track record of consistent earnings growth in a manner which most directly aligns the interest of management with that of the Company's stockholders.

Compensation and Incentive Committee:
Sheldon Margen, M.D., Chairman
Andrea R. Lindell, DNSc, RN
Charles H. Erhart, Jr.

COMPENSATION AND INCENTIVE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. E.L. Hutton and Gemunder, executive officers of the Company, are directors of Chemed. In addition, Mr. Erhart, a member of the Compensation and Incentive Committee, is a director of Chemed.

                              CERTAIN TRANSACTIONS

    The Company subleases offices from Chemed and is charged for consulting services pertaining to information systems development, the occasional use of Chemed's corporate aviation department and other incidental expenses based on Chemed's cost. The Company reimburses Chemed for all such services at rates that are essentially equal to those which would have been incurred if the Company had obtained such services from other parties. During 2000, such reimbursements totaled $1.4 million.

COMPARATIVE STOCK PERFORMANCE

    The following graph compares the cumulative total return for the last five years on a $100 investment on December 31, 1995 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the OCR Peer Group Index.

                    CUMULATIVE TOTAL STOCKHOLDER RETURN FOR
                    FIVE-YEAR PERIOD ENDED DECEMBER 31, 2000

                              [PERFORMANCE GRAPH]

                                                                   DECEMBER 31,
                                                 -------------------------------------------------
                                                 1995    1996     1997     1998     1999     2000
                                                 ----    ----     ----     ----     ----     ----
Omnicare, Inc..................................  100    143.90   139.21   156.43    54.34    98.59
S&P 500........................................  100    122.96   163.98   210.85   255.21   231.98
OCR Peer Group.................................  100    108.79   145.80   145.90    54.95    81.31

    The OCR Peer Group Index includes the following companies: Alterra Healthcare Corp., Bergen Brunswig Corp., Beverly Enterprises Inc., Genesis Health Ventures Inc., Manor Care Inc., NCS Healthcare Inc., Parexel International Corp., Pharmaceutical Product Development Inc., PSS World Medical Inc., and Sunrise Assisted Living Inc. The total return calculations reflected in the foregoing graph were performed by Standard & Poor's Compustat Services, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of December 31, 2000, with respect to the only person known to the Company to beneficially own more than 5% of the shares of its Common Stock:

                                                              NUMBER OF SHARES
                          NAME AND                               AND NATURE
                         ADDRESS OF                            OF BENEFICIAL     PERCENT OF
                      BENEFICIAL OWNER                          OWNERSHIP(a)      CLASS(a)
                      ----------------                          ------------      --------
T. Rowe Price Associates, Inc.  ............................     10,605,528(b)      11.4%
  100 E. Pratt Street
  Baltimore, MD 21202

---------

 (a) Under applicable Securities and Exchange Commission regulations, shares are treated as 'beneficially owned' if a person has or shares voting or dispositive power with respect to the shares or has a right to acquire the shares within 60 days of December 31, 2000. Unless otherwise
                                              (footnotes continued on next page)

(footnotes continued from previous page) indicated, sole voting power and sole dispositive power are exercised by the named person. In calculating 'Percent of Class' for a person, shares which may be acquired by the person within such 60-day period are treated as owned by the person and as outstanding shares.

 (b) Investment adviser has sole dispositive power with respect to 10,504,516 of the listed shares and sole voting power with respect to 2,144,956 of the shares and neither shared voting nor shared dispositive power with respect to any of the shares. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. ('Price Associates') serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
                              -------------------

    The following table sets forth information as of March 23, 2001 with respect to the shares of Common Stock beneficially owned by each of the nominees and directors, each of the named executives, and all directors and executive officers of the Company as a group:

                                                              NUMBER OF SHARES
                                                               AND NATURE OF     PERCENT OF
                    INDIVIDUAL OR GROUP                          OWNERSHIP       CLASS(a)(b)
                    -------------------                          ---------       -----------
E.L. Hutton.................................................       543,990(c)
                                                                   223,750(d)
                                                                    21,472(e)
J.F. Gemunder...............................................     1,024,602(c)        2.3%
                                                                 1,119,250(d)
                                                                    16,328(f)
T.E. Bien...................................................       138,209(c)
                                                                    59,000(d)
C.H. Erhart, Jr. ...........................................        24,828(c)
M.L. Fox....................................................        26,019(c)
                                                                    89,000(d)
D.W. Froesel, Jr. ..........................................       166,042(c)
                                                                    76,500(d)
C.D. Hodges.................................................       257,404(c)
                                                                   178,250(d)
T.C. Hutton.................................................        10,501(c)
                                                                    21,472(e)
P.E. Keefe..................................................       230,050(c)
                                                                   121,000(d)
S.E. Laney..................................................        61,778(c)
                                                                     7,800(d)
A.R. Lindell, DNSc..........................................         3,208(c)
S. Margen, M.D. ............................................        20,112(c)
K.J. McNamara...............................................         6,411(c)
J.H. Timoney................................................         5,419(c)
All directors, nominees, and executive officers as a group
  (15 persons)..............................................     2,525,011(c)        4.7%
                                                                 1,883,800(d)
                                                                    21,472(e)
                                                                    16,328(f)



---------

 (a) Under applicable Securities and Exchange Commission regulations, shares are treated as 'beneficially owned' if a person has or shares voting or dispositive power with respect to the shares or has a right to acquire the shares within 60 days of March 23, 2001. Unless otherwise indicated, sole voting power and sole dispositive power are exercised by the named person. In calculating
                                              (footnotes continued on next page)

(footnotes continued from previous page)
     'Percent of Class' for a person, shares which may be acquired by the person within such 60-day period are treated as owned by the person and as outstanding shares.

 (b) Percent of Class is not shown if less than 1%.

 (c) Shares held in individual capacity (including shares held by a member of his or her household) as to which such person has voting and dispositive powers (and includes shares allocated, as of December 31, 2000, to the account of each named person or member of the group under the Company's Employees' Savings and Investment Plan and its Employee Stock Ownership
     Plan).

 (d) Shares subject to outstanding options exercisable within 60 days from March 23, 2001.

 (e) Messrs. E.L. Hutton and T.C. Hutton are trustees of the E.L. Hutton Foundation, which holds 21,472 shares of Common Stock over which the Trustees share both voting and dispositive powers.

 (f) Mr. Gemunder is a trustee of the Joel F. Gemunder Foundation, which holds 16,328 shares of Common Stock, over which he holds both voting and dispositive powers.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934, as amended, persons deemed to be executive officers of the Company, directors of the Company, and beneficial owners of more than 10% of the Common Stock are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during 2000 all such persons complied with these filing requirements. In making these statements, the Company has relied upon the facts of which it is specifically aware and, in the case of its directors and officers, upon their written representations.

       RE-APPROVAL OF ANNUAL INCENTIVE PLAN FOR SENIOR EXECUTIVE OFFICERS

    The Board of Directors of the Company normally seeks to implement compensation programs in a manner which maximizes the deductibility for federal income taxes of compensation paid by the Company. Accordingly, in 1996 the Board adopted, and the stockholders approved on May 20, 1996, the Annual Incentive Plan for Senior Executive Officers (the 'Plan'). The Plan is designed to qualify the amounts paid under its terms to the Company's senior executive officers as 'qualified performance-based compensation' under Section 162(m) of the Internal Revenue Code (the 'Code'). This qualification allows amounts awarded under the Plan to be deductible by the Company for federal income tax purposes, even if, when combined with other compensation, the award causes the compensation of any Named Executive Officer to exceed $1 million. The Code requires that the Plan be reapproved by the Company's stockholders every five years. A summary of the principal features of the Plan is set forth below, and the full text of the Plan is annexed as Appendix B to this Proxy Statement.

    Payment of any awards under the Plan relating to services to be performed in calendar year 2002 and thereafter is contingent on stockholder re-approval of the Plan. If such approval is not obtained, no such future awards will be paid, although other incentive awards may be paid at the discretion of the Committee (as hereinafter defined).

    Under Section 162(m) of the Code, the amount which the Company may deduct on its tax returns for compensation paid to certain 'covered employees' (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) in any taxable year is generally limited to $1 million per individual. However, compensation that qualifies as 'performance-based compensation' is not subject to the $1 million deduction limit. In order for compensation to qualify as 'performance-based' for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by stockholders, and thereafter approved every five years that the Plan continues in effect.

    The persons who are eligible to be selected to participate in the Plan are employees of the Company and its subsidiaries who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company may not be deductible by the Company in whole or in part unless the incentive compensation qualifies as 'performance-based' under Section 162(m)(4)(C) of the Code. Based on this eligibility standard, only seven persons, including the named executives, participated in the Plan in 2000. Other employees of the Company and its subsidiaries are eligible to earn lower amounts of annual incentive compensation under other arrangements that are generally less restrictive than the Plan. However, a larger or smaller number of persons may be eligible to be selected to participate in the Plan in the future, depending on the compensation levels and the character of the compensation payable to the Company's executive officers in the future. Under the Plan, the Compensation and Incentive Committee of the Board of Directors, or another committee designated by the Board and consisting exclusively of 'outside directors' within the meaning of Section 162(m) of the Code (the 'Committee'), selects participants in the Plan, determines the amount of their award opportunities, selects the performance criteria and the performance goals for each year, and administers and interprets the Plan. An eligible employee may (but need not) be selected to participate in the Plan each year.

    No later than 90 days after the commencement of each year (or by such other deadline as may apply under Code Section 162(m)(4)(C) or the Treasury regulations thereunder), the Committee will select the persons who will participate in the Plan in such year and establish in writing the performance goals for that year as well as the method for computing the amount of compensation which each such participant will be paid if such performance goals are attained in whole or in part. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. The Committee retains discretion under the Plan to reduce an award at any time before it is paid.

    The maximum amount of compensation that may be paid under the Plan to any participant for any year is equal to the lesser of two and one-quarter percent (2 1/4%) of the Company's consolidated income before income taxes, the cumulative effect of accounting changes, and acquisition expenses (e.g., pooling of interests), as determined in accordance with generally accepted accounting principles ('Adjusted Pre-Tax Income'), or $5.0 million. In calculating Adjusted Pre-Tax Income, each extraordinary item which increases (or has the effect of increasing) Adjusted Pre-Tax Income will be included. Adjusted Pre-Tax Income will be increased by the amount of any extraordinary item which decreases (or has the effect of decreasing) Adjusted Pre-Tax Income.

    Under the Plan, the performance goals for any year may be based on any of the following criteria, either alone or in any combination, and on either a consolidated or business unit level, and may include or exclude discontinued operations and acquisition expenses (e.g., pooling of interests), as the Committee may in each case determine: level of sales, earnings per share, income before income taxes and the cumulative effect of accounting changes, income before the cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, and completion of acquisitions. The foregoing terms shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses (e.g., pooling of interests); and effects of divestitures. Any of the foregoing criteria may apply to a participant's award opportunity for any year in its entirety or to any designated portion of the award opportunity, as the Committee may specify.

    The performance goals that have been established by the Committee for 2001 are based on consolidated income before income taxes, the cumulative effect of accounting changes, and acquisition expenses (e.g., pooling of interests). The Committee has determined that, unless it determines otherwise, each extraordinary item which affects such 2001 consolidated income before income taxes shall be automatically excluded or included in calculating the award that has been earned, whichever will produce the higher award. (This provision was made because the awards may qualify as 'performance-based compensation' under
Section 162(m) of the Code if the Committee retains discretion to reduce an award but not if the Committee retains discretion to increase an award). Under the Plan, the Committee may use the same criterion or such other criterion as set forth in the Plan for awards in future years.

    Awards may be paid under the Plan for any year only if and to the extent the awards are earned on account of the attainment of the performance goals applicable to such year and the participant is continuously employed throughout such year. The only exceptions to the continued employment requirement are if employment terminates by reason of death or disability during a year, in which case a prorated award may be paid after the close of the year, or if a Change of Control (as defined in the Company's 1995 Premium-Priced Stock Option Plan) occurs during a year, in which case a prorated award will be paid at the time of the Change of Control based on the participant's projected award for the year in which the Change of Control occurs (as determined by the Committee). If a participant's employment terminates for any reason other than death or disability during a year, any award for such year will be forfeited. However, a prorated award may also be paid after the year if employment terminates by retirement during the year, but only if such a payment will not prevent awards from qualifying as 'performance-based' compensation in the absence of any termination of employment.

    Unless the Committee provides otherwise, all payments pursuant to the Plan are to be made in cash when the Committee certifies that the performance goals for the year have been satisfied. The Board may amend or terminate the Plan without stockholder approval at any time.

    For services in 2000, the following awards were paid to the participants in the Plan:

E.L. Hutton.................................................  $  400,000
J.F. Gemunder...............................................     500,000
P.E. Keefe..................................................     160,000
D.W. Froesel, Jr. ..........................................     135,000
C.D. Hodges.................................................      80,000
All executive officer participants as a group...............   1,350,000

    Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RE-APPROVAL OF THE PLAN.

                   REPORT OF THE AUDIT COMMITTEE OF THE BOARD

    The Audit Committee is comprised of four members of the Company's Board of Directors. Each member of the Audit Committee is independent as 'independence' is defined at Sections 303.01(B)(2)(a) and (B)(3) of the New York Stock Exchange's listing standards. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which the Board of Directors adopted on May 15, 2000. A copy of the Charter is included as Appendix A to this Proxy Statement. The Audit Committee, among other things, recommends to the Board of Directors (i) that the audited financial statements be included in the Company's Annual Report on Form 10-K and (ii) the selection of the independent accountants' to audit the books and records of the Company.

    The Audit Committee has (i) reviewed and discussed the Company's audited financial statements for the year ended December 31, 2000 with the Company's management and with the Company's independent auditors; (ii) discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and (iii) received and discussed the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Statement No. 1 (Independence discussions with Audit Committees). Based on such review and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the

Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the U.S. Securities and Exchange Commission.

The Audit Committee:
Charles H. Erhart, Jr.
Sandra E. Laney
Andrea R. Lindell, DNSc, RN
John H. Timoney

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as independent accountants for the Company and its consolidated subsidiaries for the year 2001. The Board engaged PricewaterhouseCoopers LLP to audit Omnicare's consolidated financial statements and to perform certain other non-audit services.

    Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services required for the audit of the Company's audited consolidated financial statements for fiscal 2000 and the reviews of the interim consolidated financial statements included in the Company's Forms 10-Q for that year were approximately $0.6 million.

    All Other Fees. The aggregate fees billed for additional services rendered by PricewaterhouseCoopers LLP in fiscal 2000, other than the services described above, were approximately $1.4 million (none of which was for financial information systems design or implementation). In engaging
PricewaterhouseCoopers LLP for these additional services, management considered whether the provision of these services was compatible with maintaining PricewaterhouseCoopers' independence.

    PricewaterhouseCoopers LLP (and its predecessor) has acted as independent accountants for the Company and its consolidated subsidiaries since 1981. Although the submission of this matter to the stockholders is not required by law or the By-Laws of the Company, the selection of PricewaterhouseCoopers LLP will be submitted for ratification at the Annual Meeting. The affirmative vote of a majority of the shares represented at the meeting is necessary to ratify the selection of PricewaterhouseCoopers LLP. If the selection is not ratified at the meeting, the Board of Directors will reconsider its selection of independent accountants.

    It is expected that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to questions raised at the meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION.

                             STOCKHOLDER PROPOSALS

    Any stockholder proposal intended to be considered for inclusion in the proxy materials for presentation at the 2002 Annual Meeting of Stockholders must be in writing and received by the Secretary of the Company not later than December 11, 2001. If any stockholder who intends to propose any other matter to be acted on at the 2002 Annual Meeting of Stockholders does not inform the Company of such matter by February 24, 2002, the persons named as proxies for the 2002 Annual Meeting of Stockholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the proxy statement for that meeting.

                                 OTHER MATTERS

    As of February 24, 2001, the Company did not know of any other matter, which will be presented for consideration at the Annual Meeting. However, if any other matter should come before the meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to vote on the matter.

                            EXPENSES OF SOLICITATION

    The expense of soliciting proxies in the accompanying form will be borne by the Company. The Company will request banks, brokers and other persons holding shares beneficially owned by others to send proxy materials to the beneficial owners and to secure their voting instructions, if any. The Company will reimburse such persons for their expenses in so doing. In addition to solicitation by mail, officers and regular employees of the Company may, without extra remuneration, solicit proxies personally, by telephone or by telegram from some stockholders, if such proxies are not promptly received. The Company also expects to retain D.F. King & Co., Inc., a proxy-soliciting firm, to assist in the solicitation of such proxies at a cost that will not exceed $7,500 plus reasonable expenses.

                                         By Order of the Board of Directors
                                                 Cheryl D. Hodges
                                                 Secretary

April 10, 2001

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                      APPENDIX A

                                 OMNICARE, INC.
                            AUDIT COMMITTEE CHARTER

I. STATEMENT OF POLICY

    The Audit Committee shall provide assistance to the Board in monitoring
(1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company's internal and external auditors.

II. ORGANIZATION

    The members of the Audit Committee shall be appointed by the Board and shall consist of at least three members of the Board who meet the independence and experience requirements of the New York Stock Exchange. Accordingly, all of the members will be directors:

        1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

        2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Audit Committee. In addition, at least one member of the Audit Committee will have accounting or related financial management expertise.

    The Audit Committee shall meet, whether in person or telephonically, at least two times each year. The Audit Committee shall make regular reports to the Board.

III. RESPONSIBILTIES

    The responsibilities of the Audit Committee include the following:

         1. Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

         2. Review the annual audited financial statements with management and the independent auditor prior to the filing by the Company of its annual report on Form 10-K, including significant financial reporting matters related thereto, and recommend to the Board that the annual financial statements be included in the Form 10-K. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the annual audit.

         3. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing by the Company of its reports on Form 10-Q, or where practicable, prior to the first public release of quarterly earnings. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the quarterly reviews. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

         4. Review with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

         5. Review significant issues with respect to the Company's accounting principles and practices as suggested by the independent auditor, internal auditors or management.

         6. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

         7. Approve the fees to be paid to the independent auditor.

         8. Receive periodic reports no less frequently than annually from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

         9. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

        10. Meet with the independent auditor prior to the annual audit to review the planning and scope of the audit.

        11. Meet with management and the independent auditor to review the internal audit department responsibilities and the adequacy of its resources to carry out its responsibilities.

        12. Review the appointment and replacement of the senior internal auditing officer.

        13. Review with the Company's counsel any legal matters that may have a material impact on the financial statements and any material reports or inquiries received from regulators or governmental agencies.

        14. Meet with management, the senior internal audit officer and the independent auditor in separate executive sessions to discuss any matters that the Audit Committee or those persons believe should be discussed.

        15. Review and approve the expense reports of the Company's principal executive officers.

        16. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

    The foregoing functions shall be the common recurring activities of the Audit Committee in carrying out its functions. These functions are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as appropriate given the circumstances.

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Consequently, in carrying out its responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Corporate Compliance Program.

                                                                      APPENDIX B

                                 OMNICARE, INC.
              ANNUAL INCENTIVE PLAN FOR SENIOR EXECUTIVE OFFICERS

1. APPLICATION

    This document sets forth the annual incentive plan applicable to those employees of Omnicare, Inc. (the 'Company') and its subsidiaries who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company commencing on or after January 1, 1996 the Committee (as hereafter defined) anticipates would not be deductible by the Company in whole or in part but for compliance with Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended ('162(m) Covered Employee'), including members of the Board of Directors who are such employees. This plan is hereafter referred to as the 'Plan' or 'Annual Incentive Plan'.

2. ELIGIBILITY

    All 162(m) Covered Employees shall be eligible to be selected to participate in this Annual Incentive Plan. The Committee shall select the 162(m) Covered Employees who shall participate in this Plan in any year no later than 90 days after the commencement of the year (or no later than such earlier or later date as may be the applicable deadline for the compensation payable to such 162(m) Covered Employee for such year hereunder to qualify as 'performance-based' under
Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the 'Code')).

3. ADMINISTRATION

    The Plan shall be administered by the Compensation and Incentive Committee of the Board of Directors (the 'Board'), or by another committee appointed by the Board consisting of not less than two (2) Directors who are not employees of the Company or any subsidiary of the Company (the 'Committee'). The Committee shall be comprised exclusively of Directors who are not employees and who are 'outside directors' within the meaning of Section 162(m)(4)(C) of the Code. The Committee shall have authority, subject to the provisions herein, to select employees to participate herein; establish and administer the performance goals and the award opportunities applicable to each participant and certify whether the goals have been attained; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, and waive rules and regulations for the Plan's administration; and make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.

4. ESTABLISHMENT OF PERFORMANCE GOALS AND AWARD OPPORTUNITIES

    No later than 90 days after the commencement of each year commencing on or after January 1, 1996 (or no later than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as 'performance-based' under Section 162(m)(4)(C) of the Code), the Committee shall establish in writing the method for computing the amount of compensation which will be payable under the Plan to each participant in the Plan for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the participant's employment by the Company or a subsidiary continues without interruption during that year. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals. No provision of this Plan shall preclude the Committee from exercising negative discretion with respect to any award hereunder, within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A).

    No later than 90 days after the commencement of each year commencing on or after January 1, 1996 (or no later than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as 'performance-based' under
Section 162(m)(4)(C) of the Code), the Committee shall establish in writing the performance goals for such year, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations and acquisition expenses (e.g., pooling of interests), as the Committee may determine: level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, and completion of acquisitions. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses (e.g., pooling of interests); and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the participant's award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

5. MAXIMUM AWARD

    The maximum amount of compensation that may be paid under the Plan to any participant for any year is equal to the lesser of two and one-quarter percent (2 1/4%) of the Company's consolidated income before income taxes, the cumulative effect of accounting changes, and acquisition expenses (e.g., pooling of interests), as determined in accordance with generally accepted accounting principles ('Adjusted Pre-Tax Income'), or $5.0 million. In calculating Adjusted Pre-Tax Income, each extraordinary item which increases (or has the effect of increasing) Adjusted Pre-Tax Income will be included. Adjusted Pre-Tax Income will be increased by the amount of any extraordinary item which decreases (or has the effect of decreasing) Adjusted Pre-Tax Income.

6. ATTAINMENT OF PERFORMANCE GOALS REQUIRED

    Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year, within the meaning of applicable Treasury regulations. Awards shall also be contingent on continued employment by the Company or a subsidiary of the Company during such year. The only exceptions to this rule apply in the event of termination of employment by reason of death or disability (as determined by the Committee), or in the event of a Change of Control of the Company (as such term is defined in the Company's 1995 Premium-Priced Stock Option Plan), during such year, in which case the following provisions shall apply. In the event of termination of employment by reason of death or disability during a Plan year, an award shall be payable under this Plan to the participant or the participant's estate for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. In the event of a Change of Control during a Plan year and prior to termination of employment, an incentive award shall be paid under the Plan at the time of such Change of Control to each participant, with the amount of such award being equal to the participant's projected award under the Plan (as determined by the Committee) for the year in which the Change of Control occurs, multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to the Change of Control and the denominator of which is the number twelve. An additional exception shall apply in the event of termination of employment by reason of retirement during a Plan year, but only if and to the extent it will not prevent any award payable hereunder (other than an award payable in the event of death, disability, Change of Control or retirement) from qualifying as 'performance-based compensation' under Section 162(m)(4)(C) of the Code. Subject to the preceding sentence, in the event of termination of employment by reason of retirement during a Plan year an award shall be payable under this Plan to the participant for such year, which shall be paid at the same time as the award the participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. A participant whose employment terminates prior to the end of a Plan year for any reason not excepted above shall not be entitled to any award under the Plan for that year.

7. STOCKHOLDER APPROVAL AND COMMITTEE CERTIFICATION CONTINGENCIES; PAYMENT OF AWARDS

    Payment of any awards under this Plan shall be contingent upon stockholder approval of the Plan, prior to payment, in accordance with applicable Treasury regulations under Code Section 162(m). Unless and until such stockholder approval is obtained, no award shall be paid pursuant to this Plan. Subject to the provisions of Paragraph 6 above relating to death, disability, Change of Control and retirement, payment of any award under this Plan shall also be contingent upon the Compensation Committee's certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable Treasury regulations under Code
Section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies).

8. AMENDMENT OR TERMINATION

    The Board of Directors may amend, modify or terminate this Plan at any time, provided that no such amendment, modification or termination shall adversely affect the incentive opportunity of any participant with respect to the portion of the year elapsed prior to the date of such amendment, modification or termination, without such participant's written consent.

9. INTERPRETATION AND CONSTRUCTION

    Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as performance-based compensation under Code
Section 162(m)(4)(C), and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant's employment, which shall remain 'employment at will' unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

10. GOVERNING LAW

    The terms of this Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles of that State.

                                  APPENDIX 1

                                 OMNICARE, INC.
                         100 E. RiverCenter Boulevard
P                         Covington, Kentucky 41011

R             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
                 THE ANNUAL MEETING OF STOCKHOLDERS, MAY 21, 2001.
O
          The undersigned hereby appoints E. L. Hutton, J. F. Gemunder and C. D.
X Hodges as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the
Y shares of common stock of Omnicare, Inc. held of record by the undersigned as of March 23, 2001 at the Annual Meeting of Stockholders to be held on May 21, 2001, or at any adjournment thereof.

Election of Directors

Nominees:

Edward L. Hutton             David W. Froesel, Jr.       Andrea E. Lindell, DNSc
Joel F. Gemunder             Cheryl D. Hodges            Sheldon Margen, M.D.
Timothy E. Bien              Patrick E. Keefe            Kevin J. McNamara
Charles H. Erhart, Jr.       Sandra E. Laney             John H. Timoney

                   (Continued and to be signed on other side)

                                                        SEE REVERSE
                                                           SIDE
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


  [X] Please mark your
      votes as in this
      example.

                 FOR   WITHHELD                               FOR   AGAINST   ABSTAIN
1. Election of   [ ]     [ ]       2. To re-approve the       [ ]     [ ]       [ ]
   Directors.                         Company's Annual
   (see reverse)                      Incentive Plan for
                                      Senior Executive
For, except vote withheld from the    Officers.
following nominee(s):


                                     FOR  AGAINST  ABSTAIN
3. To ratify the selection of        [ ]    [ ]      [ ]
   independent accountants.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS (1), (2) AND
(3). When signed on behalf of a corporation, partnership, estate, trust, or other stockholder, state your title or capacity or otherwise indicate that you are authorized to sign.

(Please sign exactly as name(s) appear at left)

PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.


--------------------------------------------

--------------------------------------------
SIGNATURE (S)                       DATE

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